July 31,2006

VitalTrust Business Development Corp.
Board of Directors
P.O. Box 23412,
3000 Bayport Dr, Suite 910,
Tampa, FL 33623

RE: Resignation

Dear Board Members:

The undersigned, Jay M. Williams, currently an officer and director of VitalTrust Business Development Corporation, formerly KAIROS Holdings Inc., a Nevada corporation, submits this as my letter of resignation. I do therefore tender my resignations from the Board of Directors and as the CIO of the Company, both tenders to be effective immediately.

I have provided data systems services for the past sixty days in anticipation of a definitive employment agreement that would provide compensation and equity for my time. Unfortunately, due to my financial obligations, I cannot continue in any capacity without a reasonable compensation plan.

I have no disagreements with the Board, the auditors or any of the officers of the Company regarding accounting issues or any other aspect which would require disclosure.

I hereby consent to attachment of a conformed copy of this resignation to a Form 8K.

Sincerely,

Jay M. Williams, CIOand Director